UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ICOS CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by ICOS Corporation Pursuant to Rule 14a-6(b)

Under the Securities Exchange Act of 1934

Subject Company: ICOS Corporation

Commission File No.: 000-19171

This filing relates to the proposed acquisition of ICOS Corporation (“ICOS”) by Eli Lilly and Company (“Lilly”) pursuant to the terms of an Agreement and Plan of Merger, dated as of October 16, 2006 by and among ICOS, Tour Merger Sub, Inc. and Lilly. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by ICOS on October 17, 2006 and is incorporated by reference into this filing.

On December 14, 2006, ICOS issued the following press release:

ICOS CORPORATION

22021 20th Avenue SE

Bothell, WA 98021

PRESS RELEASE

December 14, 2006

ICOS Provides Preliminary Financial Estimates

for Fourth Quarter and Full Year 2006 and Financial Outlook for 2007

BOTHELL, Wash.— (BUSINESS WIRE)—ICOS Corporation (Nasdaq:ICOS) today announced that, in advance of the special meeting of its shareholders on December 19, 2006, it is providing preliminary financial estimates for the fourth quarter and full year 2006, a preliminary financial outlook for 2007 and a development update. The purpose of the special meeting will be to consider and vote upon a proposal to approve the Agreement and Plan of Merger, which was unanimously approved by the company’s board of directors on October 16, 2006, with Eli Lilly and Company (NYSE:LLY), whereby Lilly will acquire all of the outstanding stock of ICOS for a purchase price of $32 per share in cash.

In light of the pending merger with Lilly, ICOS believes it is important to update its shareholders on the expected financial performance of Lilly ICOS LLC and the company for the fourth quarter and full year 2006 and its preliminary outlook for Lilly ICOS LLC and the company for 2007.

For the quarter and year ending December 31, 2006, ICOS currently estimates the following ranges of worldwide Cialis® (tadalafil)* net product sales, net income for Lilly ICOS LLC and net income and diluted earnings per share for ICOS:

	4Q 2006	2006
Worldwide Cialis Net Sales (millions)	$255–$265	$955–$965
Lilly ICOS LLC Net Income (millions)	$90–$100	$310–$320
ICOS Net Income (millions) (1)	$11–$15	$21–$25
ICOS Diluted Earnings Per Share (1)	$0.17–$0.22	$0.33–$0.38

(1) Presented on a fully-taxed basis, assuming a 35% effective income tax rate. Primarily because of net operating loss carryforwards, ICOS does not expect to recognize or pay significant income taxes in 2006. Based on expected tax rates, ICOS estimates a range of fourth quarter 2006 net income of $17 million-$22 million and a range of fourth quarter 2006 diluted earnings per share of $0.26-$0.34. Based on expected tax rates, ICOS estimates a range of full year 2006 net income of $32 million-$37 million and a range of full year 2006 diluted earnings per share of $0.49-$0.57.

Results for the fourth quarter of 2006 will not necessarily be indicative of results in future periods. Historically, due to the timing of sales, expenses and other factors, the company’s fourth quarter results have reflected certain seasonal effects.

For 2007, ICOS’ current outlook for worldwide Cialis net product sales, net income for Lilly ICOS LLC and net income and diluted earnings per share for ICOS are set forth in the table below. ICOS cautions that these projections are subject to significant risks and uncertainties as they involve numerous assumptions, including the absence of any significant adverse events. Actual results in 2007 could differ materially from the outlook below.

2007
Worldwide Cialis Net Sales (millions)	$1,100–$1,150
Lilly ICOS LLC Net Income (millions)	$410–$445
ICOS Net Income (millions) (2)	$52–$63
ICOS Diluted Earnings Per Share (2)	$0.78–$0.94

(2) Presented on a fully-taxed basis, assuming a 35% effective income tax rate. Primarily because of net operating loss carryforwards, ICOS does not expect to recognize or pay significant income taxes in 2007. Based on expected tax rates, ICOS estimates a range of 2007 net income and diluted earnings per share of $78 million-$94 million and $1.17 per share-$1.41 per share, respectively.

The estimates for ICOS and Lilly ICOS LLC for 2006 and 2007 are based on 2006 average foreign currency exchange rates and do not include any costs related to the pending merger with Lilly. These estimates reflect solely the views of ICOS management and do not necessarily reflect the views of Lilly.

* Cialis® is a registered trademark of Lilly ICOS LLC.

Cialis Once-A-Day Update

As anticipated, Lilly ICOS LLC has submitted a supplemental New Drug Application (sNDA) to the Food and Drug Administration (FDA) for 5 mg and 2.5 mg once-a-day dosing for Cialis (tadalafil) for the treatment of erectile dysfunction (ED). Cialis is currently approved for the treatment of ED on an as-needed basis.

Research and Development Update

ICOS continues to evaluate possible new product candidates in its discovery and preclinical research programs. Previously, the company stated that its two most advanced discovery and preclinical research compounds were expected to enter initial clinical safety studies in late 2006 or early 2007. As expected, the company has begun dosing patients with an oral leukocyte function-associated antigen one (LFA-1) antagonist, that is potentially useful in the treatment of psoriasis, in a Phase 1 clinical study. ICOS continues to expect that it will begin dosing patients with a cell cycle checkpoint/DNA repair inhibitor, that has the potential to improve the effectiveness of radiation and chemotherapy treatments, in a Phase 1 study in late 2006 or early 2007. The company currently estimates that, even assuming success in preclinical testing, it will take at least 12 months before its next preclinical program could begin clinical testing.

About ED

ED is defined as the consistent inability to attain and maintain an erection sufficient for sexual intercourse. ED affects an estimated 189 million men worldwide(3). Experts believe that 80-90 percent of ED cases are related to a physical or medical condition, like diabetes, cardiovascular diseases, and prostate cancer treatment, while 10-20 percent are due to psychological causes(4)(5). In many cases, however, both psychological and physical factors contribute to the condition(6).

About Cialis

Cialis® (tadalafil) is approved for the treatment of erectile dysfunction, and is the only oral ED tablet clinically proven to work up to 36 hours. Cialis is available by prescription only and is not for everyone. Men taking nitrates, often used for chest pain, should not take Cialis. Such a combination could cause a sudden, unsafe drop in blood pressure. The most common side effects with Cialis were headache, upset stomach, delayed backache or muscle ache. As with any ED tablet, in the rare event of priapism (an erection lasting more than four hours), men should seek immediate medical attention to avoid long-term injury. Men should not drink alcohol in excess with Cialis.

Cialis does not protect a man or his partner from sexually transmitted diseases, including HIV. In rare instances, men taking prescription ED tablets (including Cialis) reported a sudden decrease or loss of vision. It’s not possible to determine if these events are related directly to the ED tablets or to other factors. If a man has a sudden decrease or loss of vision, he should stop taking any ED tablet and seek immediate medical attention. Men should discuss their medical conditions and all medications with their doctors to ensure Cialis is right for them and that they are healthy enough for sexual activity.

Individual results may vary. Cialis has not been studied for multiple attempts per dose. For full patient information and/or full prescribing information, visit http://www.cialis.com.

About ICOS Corporation

ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. ICOS is working to develop treatments for serious unmet medical conditions such as benign prostatic hyperplasia, pulmonary arterial hypertension, cancer and psoriasis. Additional information about ICOS is available at www.icos.com.

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning expected future results of operations. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “should” or “will” or the negative of such terms or other comparable terminology. Forward-looking statements are only predictions that provide our current expectations or forecasts of future events. These forward-looking statements involve risks and uncertainties that may cause our results and the timing and outcome of events to differ materially from those expressed in or implied by the forward-looking statements, including risks associated with product commercialization, research and clinical development, regulatory approvals, manufacturing, collaboration arrangements, liquidity, competition, intellectual property claims, litigation and other risks detailed in our latest Quarterly Report on Form 10-Q and our other public filings with the Securities and Exchange Commission.

Any or all of our forward-looking statements in this press release and in any other public statements that we make may turn out to be wrong. Inaccurate assumptions we might make and known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, based on the information available to us at the time the statements are made, we cannot guarantee future results, performance or achievements. You should not place undue reliance on these forward-looking statements.

The forward-looking statements contained in this press release represent our judgment as of the date of this release. Except as required under federal securities laws and regulations, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. The biotechnology and pharmaceutical businesses are risky and there can be no assurance that any of our products or product candidates will achieve commercial success or that competing therapies will not pre-empt market opportunities that might exist for any of our products or product candidates.

————————————————————————————————————————& #151;———————————

Where to Find Additional Information About the Proposed Acquisition by Eli Lilly and Company

A special shareholder meeting will be held on December 19, 2006 to obtain shareholder approval of the proposed transaction. ICOS has filed with the Securities and Exchange Commission and distributed to its shareholders a definitive proxy statement and other relevant documents in connection with the special shareholder meeting for the proposed transaction. ICOS shareholders are urged to read the definitive proxy statement and other relevant materials because they contain important information about ICOS, Lilly and the proposed transaction. Investors may obtain a free copy of these materials and other documents filed by ICOS with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at ICOS’ website at www.ICOS.com or by sending a written request to ICOS at 22021 20th Avenue SE, Bothell, Washington 98021, attention: General Counsel.

ICOS and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ICOS’ shareholders in connection with the proposed transaction is set forth in ICOS’ definitive proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction is set forth in the definitive proxy statement on file with the SEC.

(3)Data were extrapolated from Feldman HA, Goldstein I, Hatzichristou DG, Krane RJ. Impotence and its Medical and Psychosocial Correlates: Results of the Massachusetts Male Aging Study, Journal of Urology. Vol. 151, 54-61, January 1994 and World Population Projection Program Of United Nations (2002 Revision) with indirect standardization.

(4)Shabsigh, R. (2002). Back To Great Sex: Overcome ED and Reclaim Lost Intimacy. New York: Kensington.

(5)Diseases and Conditions: Impotence,

http://www.impotence.org/FAQ/index.asp. Data accessed 11.20.03

(6)Lue, Tom F. Erectile Dysfunction. N Engl J Med 2000; 342: 1802-1813.

CONTACTS:

For investors:

MacKenzie Partners, Inc.

Dan Burch

(212) 929-5748

Larry Dennedy

(212) 929-5239

ICOS Corporation

Lacy Fitzpatrick

(425) 415-2207

For media:

Abernathy MacGregor Group

Ian Campbell

(213) 630-6550

Mike Pascale

(212) 371-5999

SOURCE: ICOS Corporation